UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 8-K


                                 CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2001

                       SOUTH ALABAMA BANCORPORATION, INC.
                       ----------------------------------
             (Exact name of registrant as specified in its charter)

         ALABAMA                0-15423         63-0909434
         -------                -------         ----------
(State or other jurisdiction  Commission     (I.R.S. employer
 of incorporation             file number     Identification
 or organization)                             Number)


 100 ST. JOSEPH STREET, MOBILE, ALABAMA         36602
 --------------------------------------         -----
(Address of principal executive offices)      (Zip Code)

                                 (334) 431-7800
                                 --------------
              (Registrant's telephone number, including area code)

N/A
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Former Name,  Former  Address and Former  Fiscal Year, if changed since last report

Item 5.  Other Events
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     On January 17, 2001, South Alabama Bancorporation, Inc. (the "Company") and
The Peoples BancTrust Company, Inc. ("Peoples") announced that they would combine in a "merger of equals" transaction pursuant to an Agreement and Plan of Merger ("Merger Agreement") dated January 17, 2001. Pursuant to the Merger Agreement, Peoples will merge into the Company with the Company as the surviving corporation ("Merger"), whose name shall be "The Peoples BancTrust Company, Inc." At the effective time of the Merger, each share of Peoples' issued and outstanding common stock will be converted into 1.35 shares of the Company's common stock (or cash in lieu of fractional shares). The Merger, which was approved by the boards of directors of both companies, is subject to normal regulatory approvals and the approval of the shareholders of the Company.

     In connection with the execution of the Merger Agreement, the Company and Peoples entered into (a) an option agreement pursuant to which the Company granted Peoples an option to purchase up to 19.9% of the Company's shares, exercisable at $8.625 per share under certain circumstances (the "South Alabama Option Agreement"), and (b) an option agreement pursuant to which Peoples granted the Company an option to purchase up to 19.9% of Peoples' shares, exercisable at $12.435 per share under certain circumstances (the "BancTrust Option Agreement").

     The South Alabama Option Agreement and the BancTrust Option Agreement are Exhibits A and B, respectively, to the Merger Agreement filed as Exhibit 2.1 to this Current Report on Form 8-K. The joint press release of the Company and Peoples announcing approval of the Merger Agreement is filed as Exhibit 99.1 to this Report. Exhibits 2.1 and 99.1 are incorporated herein by reference.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
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Exhibit 2.1    Agreement and Plan of Merger dated as of January 17, 2001, by and between the Company and Peoples.

Exhibit 99.1   Joint Press Release dated January 17, 2001.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            SOUTH ALABAMA BANCORPORATION, INC.



DATE:  January 17, 2001                     By:/s/F. Michael Johnson
       ----------------                        -----------------------
                                               F. Michael Johnson
                                               Chief Financial Officer